Exhibit 99.1
                          NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                      FOR IMMEDIATE RELEASE

     STAGE STORES, INC. ANNOUNCES CREDIT AGREEMENT AMENDMENT
                 ______________________________

HOUSTON, TX, January 27, 1999 -- Stage Stores, Inc. (NYSE: SGE) today announced that the Company and its bank lending group have amended certain provisions contained within its $200 million revolving credit facilities. The amendment, which is effective immediately, revises the various financial covenants as well as the clean down provision contained in the credit agreement. The amendment spans a five-quarter period, from the quarter ending January 30, 1999 through the quarter ending January 29, 2000.

Commenting on the amendment, James A. Marcum, Vice Chairman and Chief Financial Officer, stated, "We continue to receive a very high level of support and cooperation from our senior lenders. This amendment reaffirms our strong relationship with them and demonstrates their confidence in Stage and in our long term prospects."

Mr. Marcum, concluded, "This amendment will allow us to fully focus our attention on executing our business plan and enhance our position as small town America's leading retailer of branded family apparel."

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear to small towns and communities throughout the United States. The company currently operates 679 stores in 34 states, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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